Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER 2017 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 6, 2018 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the fourth quarter ended December 31, 2017.

HIGHLIGHTS

•
Cash distribution of $0.460 per common unit declared for Q4 2017, up 36% quarter over quarter and 78% year over year; implies a 7.6% annualized yield based on February 5, 2018 unit closing price of $24.06

•	Q4 2017 net income of $42.1 million and distributable cash flow (as defined below) of $52.4 million

•	Q4 2017 production of 12,413 boe/d (72% oil), up 57% year over year

•	Proved reserves as of December 31, 2017 of 38.2 MMboe (74% PDP, 68% oil), up 22% year over year

•	Initiating average production guidance for 1H 2018 of 14,000 to 15,000 boe/d, the midpoint of which is up 17% from Q4 2017 production

•	Full year 2018 production guidance of 14,500 to 16,000 boe/d (71% - 75% oil), up 38% from full year 2017 production

•
From the end of Q3 2017 through February 6, 2018, Viper has closed 37 deals for an aggregate purchase price of approximately $188 million, increasing Viper's mineral assets by 1,297 net royalty acres to 10,470 total net royalty acres; up 63% from year end 2016

•	Strategically entered into Eagle Ford Shale with immediately accretive purchase of 681 net royalty acres in Karnes, Gonzales and DeWitt counties; estimated 2018 production of ~900 boe/d (77% liquids)

•	There were approximately 865 active well permits and 17 active rigs on Viper's mineral acreage as of February 2, 2018

“2017 was a transformational year for Viper. We grew production by over 70%, increased our asset base by over 60%, and set four consecutive Company distribution records for a combined $1.43 per unit. Increased activity levels across our properties and our best-in-class cost structure enabled us to generate a return on average capital employed of over 14% for the year, well in excess of our estimated cost of capital,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Viper closed 112 deals for over $340 million in 2017 and looks to continue this momentum into 2018 as accretive opportunities present themselves. We recently closed our first out-of-basin acquisition with a strategic entrance into what we believe to be the “core of the core” of the Eagle Ford Shale. This oil-weighted acquisition is significantly accretive to 2018 cash flow on a per unit basis and is located in an area with industry-leading single well IRRs exceeding 100%. This acreage offers substantial upside beyond our underwriting assumptions in multiple new zones being proven by major, well-capitalized operators who have publicly disclosed multi-year growth plans.”

FINANCIAL UPDATE

Viper's fourth quarter 2017 average realized prices were $53.03 per barrel of oil, $2.63 per Mcf of natural gas and $25.53 per barrel of natural gas liquids, resulting in a total equivalent price of $43.76/boe, up 14% year over year from $38.33/boe in Q4 2016 and up 20% from the Q3 2017 total equivalent price of $36.38/boe.

During the fourth quarter of 2017, the Company recorded total operating income of $59.2 million and net income of $42.1 million. Operating income was up 39% quarter over quarter and 112% year over year. Net income was up 58% quarter over quarter and 159% year over year.

As of December 31, 2017, the Company had a cash balance of $24 million and approximately $307 million available under its revolving credit facility.

FOURTH QUARTER 2017 CASH DISTRIBUTION

The Board of Directors of Viper's general partner has declared a cash distribution for the three months ended December 31, 2017 of $0.460 per common unit, up 36% quarter over quarter and 78% year over year. The distribution is payable on February 26, 2018 to unitholders of record at the close of business on February 19, 2018.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Viper’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Viper’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Viper, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

RESERVES

Ryder Scott Company, L.P. prepared an estimate of Viper's proved reserves as of December 31, 2017. Reference prices of $51.34 per barrel of oil, $2.98 per MMbtu of natural gas and $31.82 per barrel of natural gas liquids were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $48.21 per barrel of oil, $2.13 per Mcf of natural gas and $19.15 per barrel of natural gas liquids.

Proved reserves at year-end 2017 of 38.2 MMboe represent a 22% increase over year-end 2016 reserves. These proved reserves have a PV-10 value of approximately $628.7 million.

Proved developed reserves increased by 55% to 28.2 MMboe as of December 31, 2017 reflecting continued horizontal development by the operators of Viper’s acreage. Crude oil represents 68% of Viper's total proved reserves.

Net proved reserve additions of 10.8 MMboe resulted in a reserve replacement ratio of 269% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 189% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 11.5 MMboe are primarily attributable to the drilling of 96 new wells and from 40 new proved undeveloped locations added. The Partnership’s negative revisions of previous estimated quantities of 3.9 MMboe were primarily due to technical revisions. The purchase of reserves in place of 3.2 MMboe were due to multiple acquisitions primarily in the Delaware Basin.

	Oil (MBbls)	Liquids (MBbls)	Gas (MMcf)	MBOE
Proved reserves as of December 31, 2016	21,344	5,576	27,091	31,435
Purchase of reserves in place	2,106	252	5,245	3,232
Extensions and discoveries	7,859	1,813	11,106	11,524
Revisions of previous estimates	(2,525)	(813)	(3,498)	(3,921)
Production	(2,899)	(533)	(3,549)	(4,024)
Proved reserves as of December 31, 2017	25,885	6,295	36,395	38,246

As the owner of mineral interests, Viper incurred no exploration and development costs during the year ended December 31, 2017. The Company incurred $343.1 million in acquisition costs during 2017.

	December 31,
	2017	2016	2015
	(in thousands)
Acquisition costs
Proved properties	$55,948	$31,441	$4,121
Unproved properties	287,131	174,385	39,786
Total	$343,079	$205,826	$43,907

ACQUISITION UPDATE

During the fourth quarter of 2017, Viper acquired 397 net royalty acres for an aggregate purchase price of $39 million. To date in the first quarter of 2018, Viper has acquired mineral interests underlying 219 net royalty acres in the Midland and Delaware Basins for approximately $26 million, along with 681 net royalty acres in the Eagle Ford for $123 million. In total, these acquisitions increase Viper's footprint of mineral interests by 1,297 net royalty acres to a total of 10,470 net royalty acres. Diamondback, ConocoPhillips, Devon, Surge and EOG Resources serve as primary operators on the recently acquired assets. Viper funded the recent acquisitions with cash on hand and borrowings under its revolving credit facility.

GUIDANCE UPDATE

Below is Viper's preliminary guidance for the full year 2018, as well as production guidance for the first half of 2018.

Viper Energy Partners

1H 2018 Net Production – MBoe/d	14.0 - 15.0
Total 2018 Net Production – MBoe/d	14.5 - 16.0
Oil Production - % of Net Production	71% - 75%

Unit costs ($/boe)
Gathering & Transportation	$0.10 - $0.30
DD&A	$9.00 - $11.00
G&A
Cash G&A	$0.75 - $1.25
Non-Cash Unit-Based Compensation	$0.75 - $1.25

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

Capital Budget ($ - Million)
2018 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its financial and operating results for the fourth quarter of 2017 on Wednesday, February 7, 2018 at 9:00 a.m. CT.  Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 6245858. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, February 7, 2018 through Wednesday, February 14, 2018 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 6245858. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Operating income:
Royalty income	$49,969	$27,923	$160,163	$78,837
Lease bonus	9,257	—	11,870	309
Total operating income	59,226	27,923	172,033	79,146
Costs and expenses:
Production and ad valorem taxes	2,940	1,410	10,608	5,544
Gathering and transportation	297	168	789	415
Depletion	11,932	8,335	40,519	29,820
Impairment	—	—	—	47,469
General and administrative expenses	1,232	1,100	6,296	5,209
Total costs and expenses	16,401	11,013	58,212	88,457
Income (loss) from operations	42,825	16,910	113,821	(9,311)
Other income (expense):
Interest expense, net	(1,050)	(911)	(3,164)	(2,455)
Other income, net	295	255	821	867
Total other income (expense), net	(755)	(656)	(2,343)	(1,588)
Net income (loss)	$42,070	$16,254	$111,478	$(10,899)

Net income (loss) attributable to common limited partners per unit:
Basic and Diluted	$0.37	$0.19	$1.07	$(0.13)
Weighted average number of limited partner units outstanding:
Basic	113,882	87,800	104,318	83,081
Diluted	113,923	87,804	104,383	83,081

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Production Data:
Oil (MBbls)	821	542	2,899	1,778
Natural gas (MMcf)	1,088	482	3,549	1,490
Natural gas liquids (MBbls)	139	106	533	328
Combined volumes (MBOE)(1)	1,142	729	4,024	2,354
Daily combined volumes (BOE/d)	12,413	7,919	11,023	6,432
% Oil	72%	74%	72%	76%

Average sales prices:
Oil, realized ($/Bbl)	$53.03	$46.14	$48.36	$40.23
Natural gas realized ($/Mcf)	2.63	2.50	2.62	2.08
Natural gas liquids ($/Bbl)	25.53	16.15	20.02	12.84
Average price realized ($/BOE)	43.76	38.33	39.81	33.49

Average Costs (per BOE)
Production and ad valorem taxes	$2.57	$1.94	$2.64	$2.35
Gathering and transportation expense	0.26	0.23	0.20	0.18
General and administrative - cash component	0.77	0.36	0.97	0.59
Total operating expense - cash	$3.60	$2.53	$3.81	$3.12

General and administrative - non-cash component	$0.31	$1.15	$0.59	$1.62
Interest expense	0.92	1.25	0.79	1.04
Depletion	10.45	11.44	10.07	12.67

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, net, non-cash unit-based compensation expense and depletion. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income (loss).

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$42,070	$16,254	$111,478	$(10,899)
Interest expense, net	1,050	911	3,164	2,455
Non-cash unit-based compensation expense	356	841	2,395	3,815
Depletion	11,932	8,335	40,519	29,820
Impairment	—	—	—	47,469
Adjusted EBITDA	$55,408	$26,341	$157,556	$72,660

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(2,975)	(1,197)	(4,848)	(2,471)
Cash available for distribution	$52,433	$25,144	$152,708	$70,189

Limited Partner units outstanding	113,882	97,575	113,882	97,575

Cash available for distribution per limited partner unit	$0.460	$0.258	$1.431	$0.803

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.
The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2017
PV-10	$628,666
Less income taxes:
Undiscounted future income taxes	(6,932)
10% discount factor	(3,614)
Future discounted income taxes	$(3,318)

Standardized measure of discounted future net cash flows	$625,348

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.